Exhibit 23.2

New York Office 7 Penn Plaza, Suite 830 New York, NY 10001 T 212.279.7900

Independent Registered Public Accounting Firm’s Consent

We consent to the inclusion in this Registration Statement of SAI.TECH Global Corporation on Form F-1 of our report dated October 15, 2021 with respect to our audit of the consolidated balance sheet of SAITECH Limited as of December 31, 2020, and the related consolidated statements of operations and comprehensive (loss)/income, changes in shareholders’ equity/(deficit) and cash flows for the period from March 28, 2019 (inception) through December 31, 2019 and for the year ended December 31, 2020, which report appears in the Prospectus, which is part of this Registration Statement. We were dismissed as auditors on March 29, 2022 and, accordingly, we have not performed any audit or review procedures with respect to any financial statements appearing in such Prospectus for the periods after the date of our dismissal. We also consent to the reference to our Firm under the heading “Experts” in such Prospectus.

/s/Marcum Bernstein & Pinchuk LLP

Marcum Bernstein & Pinchuk LLP

New York, NY

May 31, 2022

www.marcumbp.com